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         The following agreement is made between Susannah Altman of
Booksinabasket.com, hereinafter referred to as SAOBIB and ichargeit.com, hereinafter referred to as ICI, effective as of February 7, 1999. SAOBIB, a proprietorship with the business address of 62 Holmes Road, Ridgefield, Connecticut, sells gift baskets containing books, hereafter referred to as the product. ICI, a Nevada corporation with a business address of 8162 Capehope Circle, Huntington Beach, California, is an internet cyber mall and virtual arcade.

This agreement serves as a legally binding contract between the above named parties.

This agreement shall be effective for a period of three years from the date it initially became effective. This agreement may be renewed thirty days prior to its expiration if written approval is obtained from both parties. Either party may cancel this agreement by giving 3 days written notice if the other party is in default of the obligations set forth herein.

ICI may not cancel this agreement and use another supplier of the product provided by SAOBIB for a period of one year after termination, provided SAOBIB was not in violation of this agreement.

This agreement shall be construed in accordance with the laws of the State of Connecticut.

This agreement may only be changed by an agreement in writing signed by both parties.

This agreement may not be transferred without the written approval of both parties.

This agreement does not constitute, and shall not be construed as constituting a partnership or joint venture between SAOBIB and ICI, and neither party shall have any right to obligate or bind the other in any manner whatsoever, except as authorized in this agreement, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

1. SAOBIB will be the exclusive provider of the product for sale on the web site run by ICI. No other merchant at ICI may sell gift baskets containing more than two books. However, Susannah Altman retains the right to sell the product to other markets including, but not limited to, other internet sites. However, Susannah Altman shall not use the name "Booksinabasket" for any sales made through any other markets including other internet sites.

2. SAOBIB will process and fill all orders made to Booksinabasket through ICI. ICI may not process and/or fill any orders for the product from any source other than SAOBIB unless written approval is obtained from Susannah Altman, or SAOBIB fails to deliver orders within the specified time period (see #3 below). ICI will relay all orders to SAOBIB via fax and/or email within 24 hours of receipt at ICI.

3. SAOBIB will ship all orders from ICI via UPS ground within 10 business days of receipt at SAOBIB. The counting of business days commences on the day the order is received at SAOBIB if received prior to 5:00pm EST. For orders received after 5:00pm EST, the counting of business days will commence the next business day. Shipping charges are not included in the price of gift baskets. Shipping charges are additional and will be charged when orders are placed at ICI.

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4.       SAOBIB will fill orders with the items requested by the customer. In the event that an item is unavailable or out of stock, SAOBIB will replace the item with a similar item of equal or greater value, or give the customer their exact order as soon as the original item becomes available.

5. Customer returns on products from SAOBIB are subject to a $5.00 fee for personalized items. No refund will be made for shipping charges.

6. Payment to SAOBOB from ICI for all orders for any given month will be made on or before the 5th day of the following month for sales made during the prior month. SAOBIB will receive the agreed upon prices shown in attachment A.



/s/ Susannah Altman     2/6/99                  /s/ Jesse Cohen
-------------------------------------          --------------------------------
Susannah Altman                                 Jesse Cohen
Booksinabasket.com                              ichargeit.com


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ATTACHEMENT A

$BRONZE BASKET
ICI will charge $60 for the basket and $12 for shipping
SAOBIB will receive $50 plus $12 for shipping

The Bronze basket includes the 6 gift items you select:
A - 2
B - 1
C - l
D - 1
Toy/puzzle book - 1

$SILVER BASKET
ICI will charge $90 for the basket and $13 for shipping
SAOBIB will receive $75 for the basket and $13 for shipping

The Silver Basket includes the 8 gift items you select:
A - 2
B - 2
C - l
D - 1
F - 1
Toy/puzzle book - 1

$GOLD BASKET
ICI will charge $120 for the basket and $15 for shipping
SAOBOB will receive $100 for the basket and $15 for shipping

Two options:
         l. A gift basket with 9 more expensive books and gift items, or
         2. A gift basket with 12 less expensive books and gift items

Option 1. Select from the following:
A - l
B - 2
C - l
D - 2
E - 1
F - 1
Toy/puzzle book - 1

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Options 2. Select from the following:
A - 4
B - 2
C - 2
D - 2
E - l
Toy/puzzle book - 1

$PLATINUM BASKET
ICI will charge $150 for the basket and $15 for shipping
SAOBOB will receive $125 for the basket and $15 for shipping

Two options:
         1. A gift basket with 11 more expensive books and gift items, or
         2. A gift basket with 14 less expensive books and gift items

Option 1, select from the following:
A - 1
B - 1
C - 2
D - 3
E - 2
F - 1
Toy/puzzle book - 1

Option 2, select from the following:
A - 4
B - 3
C - 2
D - 2
E - l
F - 1
Toy/puzzle book - 1

$DIAMOND BASKET
ICI will charge $180 for the basket and $17 for shipping
SAOBIB will receive $150 for the basket and $17 for shipping

Two options:
         l. A gift basket with 11 more expensive books and gift items, or
         2. A gift basket with more 16 less expensive books and gift items

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Option 1, select from the following:
A - l
C - 2
D - 2
E - 2
F - 3
Toy/Puzzle book - 1

Option 2, select from the following:
A - 3
B - 4
C - 4
D - 3
F - l
Toy/puzzle book - 1

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